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                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 17, 1996, relating to the financial statements and financial highlights of Dean Witter Capital Appreciation Fund, which appears in such Prospectus and to the incorporation by reference of our report into the Statement of Additional Information which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Experts" in the Statement of Additional Information.





/s/ PRICE WATERHOUSE LLP
------------------------
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
January 17, 1996